Exhibit (a)(3)
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March 11, 1999


TO:               UNIT HOLDERS OF AMERICAN REPUBLIC REALTY FUND I

SUBJECT:          OFFER TO PURCHASE UNITS

Dear Unit Holder:

         As described in theOffer to Purchase and related Letters of Transmittal (the "Offer"), MP VALUE FUND 5, LLC; MORAGA FUND, L.P.; MACKENZIE PATTERSON SPECIAL FUND, L.P.; and ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD. (collectively the "Purchasers") are offering to purchase up to 2,200 Units of limited partnership interest (the "Units") in AMERICAN REPUBLIC REALTY FUND I, a Wisconsin limited partnership(the "Partnership") at a purchase price equal to:

                                  $40 per Unit

        The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in AMERICAN REPUBLIC REALTY FUND I without the usual transaction costs associated with market sales or partnership transfer fees.


         After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the gray form) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556
Telecopy: (925) 631-9119

         If you have any questions or need assistance, please call the Depository at 800-854-8357.

               This Offer expires (unless extended) March 19, 1999